Exhibit 23.5

Software Integrated Solutions
Division of Schlumberger Technology Corporation 4600 J Barry Court
Suite 200
Canonsburg, Pennsylvania 15317 USA
Tel: +1-724-416-9700
Fax: +1-724-416-9705

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent (i) to the inclusion in the Registration Statement on Form S-4 of Southwestern Energy Company and in the proxy statement/prospectus forming a part of such Registration Statement of information from our report dated 18 February 2020 with respect to estimates of reserves and future revenue of Montage Resources Corporation, (ii) to the incorporation by reference in such Registration Statement of such report and (iii) to the reference to our firm under the heading “Experts” in such proxy statement/prospectus.

Software Integrated Solutions
Division of Schlumberger Technology Corporation

/s/ Scott Eberhardt

Scott Eberhardt
Asset Consulting Services Manager

Canonsburg, Pennsylvania

15 September 2020